Exhibit 99.1

NEWS RELEASE

Halcón Resources Prices $400 Million of Senior Unsecured Notes

HOUSTON, TEXAS — August 8, 2013 — Halcón Resources Corporation (NYSE: HK) (“Halcón” or the “Company”) today announced that it has priced $400 million aggregate principal amount of senior unsecured notes due 2022 (the “Notes”) in a private offering.  The Notes will bear interest at a rate of 9.25% per annum and will be issued at par.  The private offering was upsized from the previously announced $300 million aggregate principal amount of Notes.

Halcón intends to use the net proceeds from the offering to repay a portion of the outstanding borrowings under its senior secured revolving credit facility, which has been, and will continue to be, drawn upon to partially fund acquisitions of both leasehold and producing properties in core areas.

The securities were offered to qualified institutional buyers pursuant to Rule 144A and to certain persons in offshore transactions pursuant to Regulation S, each under the Securities Act of 1933 (the “Securities Act”), as amended.  The Company expects to close the offering on or about August 13, 2013.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices and the other risks discussed in detail in Halcón’s Annual Report on Form 10-K for the year ended December 31, 2012 and other subsequent filings with the Securities and Exchange Commission.  Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof.  The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:
Scott M. Zuehlke
VP, Investor Relations
Halcón Resources
(832) 538-0314